CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-219593 on Form N-14 of our reports dated May 22, 2017, relating to the financial statements and financial highlights of Ivy Core Equity Fund, Ivy Dividend Opportunities Fund, Ivy Energy Fund, Ivy Global Bond Fund, Ivy Municipal Bond Fund, Ivy Tax-Managed Equity Fund, and Ivy Value Fund, seven of the series constituting Ivy Funds, appearing in the Annual Report on Form N-CSR of the Ivy Funds for the year ended March 31, 2017. We also consent to the references to us under the headings “Other Service Providers,” “Appendix A – Agreement and Plan of Reorganization,” and “Appendix B - Financial Highlights” in the Combined Prospectus and Information Statement, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus dated July 5, 2017, and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information dated July 5, 2017, which are incorporated by reference and are a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
September 5, 2017